Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, 602.957.9779
Growth Strategies Group

GameTech Reports Financial Results for Third Quarter

Increased Revenues and Aggressive Growth Strategy Emphasized

RENO, Nev., August 27, 2003 — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced financial results for the Company’s third fiscal quarter and nine-month period ended July 31, 2003.  Revenues for the quarter amounted to $12.8 million, an improvement of $280,000, or 2.2%, over revenues for the third quarter of fiscal 2002.  Net income for the quarter was approximately $252,000, equal to $0.02 per diluted share, compared to the prior year’s third quarter net income of approximately $1.1 million, or $0.09 per diluted share.  For the nine months ended July 31, 2003, revenues were approximately $39.3 million compared to $36.5 million for the comparable period of the previous fiscal year, up 7.8%.  Net income for the nine-month period amounted to $1.0 million, or $0.08 per diluted share, compared to $3.1 million, or $0.27 per diluted share, for the first nine months of fiscal 2002.

According to Clarence Thiesen, Chief Executive officer, “The Company’s results in 2003 are consistent with management’s strategy to invest heavily in products.  While our revenues during 2003 are greater than in comparable periods for 2002, net income has not increased proportionately due to the increased R&D spending and legal costs.  While these expenses will continue in the near term, we are confident that the Company and its shareholders will be best served through our strategy of ongoing long term investment.”

The installed base of the Company’s TED2C™ units, the high-end portable color bingo player terminal, increased significantly in 2003.  Revenue per unit on the TED2C™ and the Company’s color fixed-base units showed improvement.  However, overall revenue per unit was down, primarily due to the Company’s placement of black & white portable units into “short session markets,” which operate only a few games per week.  “We believe that introducing the benefits of electronic devices to these short session halls provides an opportunity to grow revenue over time and expose new customers to our technology,” said Thiesen.

Cost of revenue increased by $1.1 million and $2.4 million for the fiscal 2003 third quarter and the nine-month period, respectively.  For both periods, the increase was attributed to higher depreciation and amortization due to investment in new bingo player units and the November

2002 acquisition of certain assets of International Gaming Systems, LLC, and the higher cost associated with the upgrading and expansion of the Company’s service force.

The Company’s commitment to increased research and development efforts has led to increases in these costs of approximately $365,000 and $1.3 million for the three-month and nine-month periods of fiscal 2003, respectively.  The increased investment was driven by significant growth in the number of engineers committed to research and development and increased external project costs.  In particular, the R&D team has been preparing for the introduction of a new technologically advanced color portable unit, called Traveler™, scheduled to debut at the Global Gaming Show in Las Vegas next month.  The Traveler™ unit is the Company’s newly designed color portable unit that provides two-way wireless capabilities, enhancing the bingo player’s flexibility and enjoyment, while containing key technology building blocks that can be repackaged quickly and cost-effectively to respond to the competitive industry environment.  The Traveler™ unit’s robust construction is expected to provide high product reliability and make it a workhorse portable electronic bingo terminal for the Company’s markets while reducing future refurbishment costs.

New product development in 2003 also included the Company’s fast-action, credit-based pari-mutuel bingo feature, Pay-N-Play™. “This feature marks the beginning of the Company’s efforts to expand its offering of games and game content to be played on electronic bingo terminals.  We believe our new game development, along with new products, are the most important factors for sales growth at this time.  Once customers begin to understand the revenue opportunities that additional game content played on electronic bingo units can provide, they are likely to become bigger customers and improve their operations,” said Thiesen.

General and administrative expenses grew significantly, up $482,000 and $2.4 million for the three-month and nine-month periods, respectively.  The increases in general and administrative expenses were largely attributable to outside legal and consulting costs. Legal costs increased as a result of the Company’s successful suit against a former Virginia distributor, litigation with former  distributors in Texas and Mississippi, a patent infringement lawsuit in Nevada and other legal proceedings.  Both periods of fiscal 2003 benefited from a pre-tax reduction of $87,000 in the accrual for future bonus payments.

The Company’s working capital and liquidity remained healthy at July 31, 2003.  Cash and marketable securities amounted to $10.6 million on that date, and working capital amounted to $13.8 million.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software.  The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the Company’s expectations of the financial growth and operating results, the effectiveness of the Company’s business strategies, the success of the Company’s research and development efforts, the success and reliability of the Company’s new product offerings and the ability to attract new customers. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements contained herein. Such factors include the following: (a) the ability of the Company to introduce products in the future that achieve commercial success; (b) changes in the regulatory environment for the Company’s products and the ability of the Company and its products to be licensed; (c) the level of research and development costs and legal expenses; and (d) the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2002.

GAMETECH INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(In thousands, except share and per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2002	2003	2002	2003
	(Unaudited )		(Unaudited)

Revenue	$12,496	$12,776	$36,452	$39,295
Cost of revenues	4,836	5,905	14,335	16,768
Gross profit	7,660	6,871	22,117	22,527

Operating expenses:
General and administrative	2,168	2,650	6,295	8,651
Sales and marketing	3,163	2,929	9,280	9,324
Research and development	609	974	1,583	2,851
	5,940	6,553	17,158	20,826

Income from operations	1,720	318	4,959	1,701

Interest income and other, net	50	(14)	85	13

Income before provision for income taxes	1,770	304	5,044	1,714

Provision for income taxes	676	52	1,926	715

Net income	$1,094	$252	$3,118	$999

Basic net income per share	$0.10	$0.02	$0.28	$0.09

Diluted net income per share	$0.09	$0.02	$0.27	$0.08

Shares used in the calculation of net income per share:

Basic	11,202,609	11,732,222	11,125,926	11,682,194

Diluted	11,739,270	11,749,470	11,653,170	11,800,173

Balance Sheet Data

	October 31, 2002	July 31, 2003
		(unaudited)
Cash and equivalents	$4,233	$8,354
Short-term investments	5,045	2,219
Total current assets	20,393	17,118
Total assets	58,101	59,115

Total current liabilities	3,831	3,300
Total liabilities	7,611	7,095
Total stockholders’ equity	50,490	52,020
Total liabilities and stockholders’ equity	$58,101	$59,115

# # #